Exhibit 10.9

THIRD AMENDMENT TO CREDIT AGREEMENT
THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of May 19, 2014, is made by and among EBIX, INC. (the “Borrower”), the other Loan Parties party hereto, the financial institutions party hereto (the “Lenders”), and CITIBANK, N.A., as administrative agent (the “Administrative Agent”). All capitalized terms used herein and not otherwise expressly defined herein shall have the respective meanings given to such terms in the Credit Agreement (as defined below).
Whereas, the Borrower, the other Loan Parties, the Administrative Agent and the Lenders entered into that certain Credit Agreement, dated as of April 26, 2012, as amended by that certain Consent and First Amendment dated as of June 6, 2012, and that certain Second Amendment dated as of August 13, 2013 (as so amended and as otherwise amended, supplemented or modified from time to time, the “Credit Agreement”);
WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent consent to certain acquisitions by the Loan Parties as more particularly set forth herein, and the Administrative Agent and the Lenders are willing to consent to such acquisitions, subject to the terms and conditions set forth herein; and
WHEREAS, in connection with the consent herein, the Borrower and the Lenders have agreed to certain amendments to the Credit Agreement as more particularly set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.Amendments to the Credit Agreement.
(a)Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions thereto in proper alphabetical sequence:
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Permitted Sistran Acquisition” means the acquisition by Ebix Singapore Pte Ltd. of the Sistran Group and/or certain of its subsidiaries so long as (a) the aggregate cash and non-cash consideration for which (including without limitation (i) deferred purchase price, (ii) earn-out payments and (iii) Indebtedness incurred by the buyer

Exhibit 10.9

to the seller) does not exceed (x) with respect to all consideration other than earn-out payments, U.S. $27,500,000, and (y) with respect to consideration consisting of earn-out payments, U.S. $12,500,000 and (b) each of the conditions set forth in clauses (b) through (h) of the definition of Permitted Acquisition has been satisfied; provided, however, that the Borrower shall have thirty (30) days after the consummation of the Permitted Sistran Acquisition to comply with Section 5.10 (if applicable).
“Permitted Healthcare Magic Acquisition” means the acquisition of substantially all of the assets or equity interests of Healthcare Magic, a corporation organized under the laws of India, so long as (a) the aggregate cash and non-cash consideration for which (including without limitation (i) deferred purchase price, (ii) earn-out payments and (iii) Indebtedness incurred by the buyer to the seller) does not exceed U.S. $18,500,000, excluding, in any event, an employment agreement with the majority shareholder, and (b) each of the conditions set forth in clauses (b) through (h) of the definition of Permitted Acquisition has been satisfied; provided, however, that the Borrower shall have thirty (30) days after the consummation of the Permitted Healthcare Magic Acquisition to comply with Section 5.10 (if applicable).
“Third Amendment Effective Date” means May 19, 2014.
(b)Section 1.01 of the Credit Agreement is hereby further amended by amending and restating the following definitions in their entirety as follows:
“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates (including any Person who was a Lender at the time a Swap Agreement with any Loan Party was entered into); provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than Citibank and its Affiliates) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents; provided, further, that the definition of “Secured Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.
(c)Section 1.01 of the Credit Agreement is hereby further amended by deleting clause (b) from the definition of “Permitted Acquisition” contained therein in its entirety and by substituting the following new clause (b) therefor:
“(b)    the aggregate cash and non-cash consideration for all Acquisitions (other than the PlanetSoft Acquisition, the Permitted Sistran Acquisition and the Permitted Healthcare Magic Acquisition) during the term of this Agreement (including without limitation (i) cash payments of purchase price adjustments, (ii) deferred purchase price, (iii) earn-out payments and (iv) Indebtedness incurred by the buyer to the seller) shall not exceed $35,000,000;”
(d)Section 1.01 of the Credit Agreement is hereby further amended by deleting clause (h) from the definition of “Permitted Acquisition” contained therein in its entirety and by substituting the following new clause (h) therefor:
“(h)    after giving effect to such Acquisition on a Pro Forma Basis, (i) the Borrower would be in compliance with the Financial Covenants as of the end of the most recent fiscal quarter for which the Borrower was required to deliver financial statements pursuant to Section 5.01(a) or (b), (ii) the aggregate balance of unrestricted cash and Permitted Investments owned by the Borrower and its Subsidiaries shall be at least $7,500,000, and (iii) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Financial Officer demonstrating compliance with this definition.”

(e)Section 1.01 of the Credit Agreement is hereby further amended by adding the following at the end of the definition of “Permitted Acquisition”:
“Notwithstanding anything herein to the contrary, so long as the terms of the purchase or acquisition agreements executed in connection with the Permitted Sistran Acquisition and the Permitted Healthcare Magic Acquisition (i) are consistent, in all material respects, with the terms described in the definition of each such Acquisition herein and are otherwise consistent, in all material respects, with prior acquisition agreements entered into by the Borrower or its Subsidiaries, as buyer, (ii) do not and will not conflict with the terms of this Agreement or any other Loan Document, (iii) are not materially adverse to the Borrower or any of its Subsidiaries, the Administrative Agent or any Lender, and (iv) do not result in any duties or obligations (express or implied) of the Administrative Agent or any Lender (other than customary obligations in connection with any enforcement of rights and remedies by the Administrative Agent thereunder), then such purchase or acquisition agreements shall be acceptable to the Administrative Agent.”

Exhibit 10.9

(f)Section 2.09 of the Credit Agreement is hereby amended by deleting clauses (e), (f), (g) and (h) therefrom and by substituting the following new clause (e) in lieu thereof:
“(e)    Without limiting the foregoing (i) on the Third Amendment Effective Date, the aggregate Revolving Commitments of the Lenders shall be reduced to $7,839,996 (and each Revolving Lender’s individual Revolving Commitment shall be concomitantly reduced on a pro rata basis), and (ii) on September 30, 2014, the Revolving Commitments of the Lenders shall be terminated and reduced to $0.
(g)Section 2.11 of the Credit Agreement is hereby amended by amending and restating clause (b) therein in its entirety to read as follows:
“(b)    In the event and on such occasion that the Aggregate Revolving Exposure exceeds the aggregate Revolving Commitments (including without limitation as a result of any reduction of the aggregate Revolving Commitments pursuant to Section 2.09), the Borrower shall immediately prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.”

(h)Section 2.11 of the Credit Agreement is hereby further amended adding the following new clause (f) thereto in proper alphabetical sequence:
“(f)    In addition to the scheduled principal payment of the Term Loans due thereon, the Borrower shall, on December 31, 2014, make a prepayment of principal on the Term Loans in the amount of $5,000,000, which prepayment shall be applied to the then remaining installments of the Term Loans in inverse order of maturity”

(i)Section 2.18 of the Credit Agreement is hereby amended by adding the following sentence to the end of clause (b) thereof:
“Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.”

(j)Section 6.01 of the Credit Agreement is hereby amended by replacing the period at the end of clause (l) thereof with “; and” and by adding the following new clause (m) thereto in proper alphabetical sequence:
“(m)    unsecured Indebtedness of Ebix Singapore Pte Ltd. and its Foreign Subsidiaries to the seller in connection with, and incurred as consideration for, the Permitted Sistran Acquisition and the Permitted Healthcare Magic Acquisition so long as such Indebtedness is not guaranteed by any Loan Party.”
(k)Section 10.01 of the Credit Agreement is hereby amended by adding the following proviso to the end of the first sentence contained therein:
“provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor).”

(l)Article X of the Credit Agreement is hereby amended by adding the following new Section 10.13 thereto in proper numerical sequence:
“SECTION 10.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

2.Covenant to Provide Proposal and Commitment Letters. Within five (5) Business Days after the execution thereof, the Borrower shall deliver to the Administrative Agent (a) a copy of each engagement, proposal, commitment or similar letter (including any term sheet included therewith) in respect of any proposed new credit facility or debt security of the Borrower or any of its Subsidiaries, and (b) a copy of each amendment, modification or supplement to any such existing letter.
3.Conditions Precedent. This Amendment shall become effective, and each party’s obligations hereunder shall become effective, only upon satisfaction of each of the following conditions precedent (the “Effective Date”):

Exhibit 10.9

(a)the execution and delivery of this Amendment by each Loan Party, the Administrative Agent and the Required Lenders;
(b)the Borrower shall have, on the Effective Date, made a principal payment on the Revolving Loans to the extent necessary to cause the aggregate principal amount of the Revolving Loans not to exceed $7,839,996;
(c)the Borrower shall have (i) paid to the Administrative Agent, for the ratable benefit of each Lender, the Amendment Fee (as defined below), and (ii) paid to Jones Day, counsel for the Administrative Agent, the amount of $108,399.93 pursuant to that invoice dated May 12, 2014 issued by Jones Day to the Administrative Agent;
(d)the Borrower shall have delivered to the Administrative Agent a copy of any then existing engagement, proposal, commitment or similar letter (including any term sheet included therewith) in respect of any proposed new credit facility or debt security of the Borrower or any of its Subsidiaries; and
(e)the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent shall have reasonably requested.
4.Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Amendment, each Loan Party does hereby represent and warrant that:
(a)after giving effect to the amendments to the Credit Agreement set forth herein, there exists no Default or Event of Default under the Credit Agreement or any of the other Loan Documents;
(b)such Loan Party has the power and authority and has taken all the necessary action to authorize the execution, delivery and performance of this Amendment;
(c)this Amendment has been duly executed and delivered by the duly authorized officers of such Loan Party, and this Amendment and the Credit Agreement, as amended hereby, are the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with their terms, except as such enforceability may be limited by applicable

Exhibit 10.9

bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity; and
(d)the execution, delivery and performance of this Amendment in accordance with the terms herein do not and will not, with the passage of time, the giving of notice or otherwise: (i) require any consent, approval, authorization, permit or license, governmental or otherwise which has not already been obtained or is not in full force and effect or violate any applicable law relating to such Loan Party; (ii) conflict with, result in a breach of or constitute a default under (A) the articles or certificate of incorporation or bylaws, operating agreement or the partnership agreement, as the case may be, of such Loan Party, (B) any indenture, material agreement or other material instrument to which such Loan Party is a party or by which any of its properties may be bound, or (C) any material licenses; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Loan Party.
5.General. This Amendment:
(a)shall be deemed to be a Loan Document;
(b)embodies the entire understanding and agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written; and
(c)may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by electronic transmission shall be equally effective as delivery of a manually executed counterpart to this Amendment.
6.No Course of Dealing or Performance. Each Loan Party acknowledges and agrees that the execution, delivery and performance of this Amendment by the Administrative Agent and the Lenders does not and shall not create (nor shall any Loan Party rely upon the existence of or claim or assert that there exists) any obligation of any of the Lenders or the Administrative Agent to consider or agree to any other amendment of or consent with respect to any of the Loan Documents, or any other instrument or agreement to which the Administrative Agent or any Lender is a party (collectively an “Amendment or Consent”), and in the event that the Administrative Agent or any of the Lenders subsequently agree to consider any requested Amendment or Consent, neither the existence of this Amendment, nor any other conduct of the Administrative Agent or any of the Lenders related hereto, shall be of any force or effect on the Administrative Agent’s or any of the Lenders’ consideration or decision with respect to any such requested Amendment or Consent, and the Administrative Agent and the Lenders shall not have any obligation whatsoever to consider or agree to any such Amendment or Consent.
7.Amendment Fee; Expenses.
(a)In consideration of the amendments contained herein, the Borrower hereby agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, an amendment fee in the amount of $50,000 (the “Amendment Fee”), which Amendment Fee shall be fully earned and payable in cash on the date hereof and non-refundable when paid.
(b)The Loan Parties hereby acknowledge and agree that all fees and expenses as described in Section 9.03 of the Credit Agreement incurred by the Administrative Agent, including, without limitation, those related to the preparation, arrangement, negotiation, documentation, syndication, closing and administration of the transactions contemplated by this Amendment, whether or not such transactions are consummated, shall be for the account of the Loan Parties.
8.Release of Claims. In consideration of the agreement of the Administrative Agent and the Lenders to enter into this Amendment, the Loan Parties, on their behalf and on behalf of their legal representatives, successors and assigns, hereby fully, finally and irrevocably release the Administrative Agent and each Lender, and their respective officers, representatives, agents, attorneys, employees, predecessors, successors and assigns (collectively, the “Released Parties”), from any and all defenses, affirmative defenses, claims counterclaims, offsets, cross claims, damages, demands, actions and causes of action of any kind or nature existing as of the date of this Amendment or based on facts or circumstances arising at any time up through and including the date of this Amendment whether known or unknown and whenever and howsoever arising, relating to the Loans, the other obligations of the Loan Parties to any Released Party under the Loan Documents, or any past or present relationship between the Loan Parties and any Released Party. In addition, the Loan Parties hereby agree not to commence, join in, prosecute, or participate in any suit or other proceeding in a position adverse to that of any of the Released Parties arising directly or indirectly from any of the foregoing matters. If Borrower or any of its successors, assigns or other legal representatives or any Loan Guarantor, or its respective heirs, successors, assigns, and other legal representatives violates the foregoing covenant, Borrower, for itself and its successors, assigns and legal representatives, and each Loan Guarantor, for its respective heirs, successors, assigns, and other legal representatives, jointly and severally agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys' fees and costs incurred by any Released Party as a result of such violation.
9.Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.
10.Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN NEW YORK.
Signatures appear on the following page. Third Amendment to Credit Agreement
ATI-2598174v5

Exhibit 10.9

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

EBIX, INC. By: Name: Title:
EBIX INTERNATIONAL LLC By: Name: Title:
EBIX INSURANCE AGENCY, INC. By: Name: Title:
PEAK PERFORMANCE SOLUTIONS, INC. By: Name: Title:
E-Z DATA ACQUISITION SUB, LLC By: Name: Title:
A.D.A.M., INC. By: Name: Title:

Exhibit 10.9

EBIXLIFE, INC. By: Name: Title:
ACCLAMATION SYSTEMS, INC. By: Name: Title:
FACTS SERVICES, INC. By: Name: Title:
EBIX.COM, INTERNATIONAL, INC. By: Name: Title:
AGENCY SOLUTIONS.COM LLC By: Name: Title:
BENEFIT SOFTWARE, INCORPORATED By: Name: Title:

Exhibit 10.9

JENQUEST, INC. By: Name: Title:
EBIX BPO DIVISION - SAN DIEGO By: Name: Title:
PLANETSOFT HOLDINGS, INC. By: Name: Title:

CITIBANK, N.A., as Administrative Agent and as a Lender

By
Name:
Title:

RBS CITIZENS, N.A., as a Lender

By
Name:
Title:

WELLS FARGO CAPITAL FINANCE, LLC, as a Lender

By
Name:
Title: